3400 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com
May 15, 2009
Stewart Information Services Corporation
1980 Post Oak Boulevard
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as counsel to Stewart Information Services Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 350,000 shares of common stock, $1.00 par value per share (the “Shares”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 15, 2009 (the “Registration Statement”), which Shares are issuable under the Stewart Information Services Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Certificate of Incorporation of the Company, as amended and restated to date; (c) the Amended and Restated Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law (the “DGCL”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion. In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the related agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the DGCL. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

Stewart Information Services Corporation
May 15, 2009

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.
     Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.
Very truly yours,
/s/ Locke Lord Bissell & Liddell LLP